EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of Wesbanco, Inc. and Premier Financial Corp. (“Premier Financial”), and has been prepared to illustrate the financial effect of the merger of Premier Financial with and into Wesbanco, which became effective on February 28, 2025 (the “Merger”). The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Wesbanco and its subsidiaries and of Premier Financial and its subsidiaries, as an acquisition by Wesbanco of Premier Financial using the acquisition method of accounting (Accounting Standards Codification (ASC) 805 “Business Combinations”) and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of Premier Financial will be recorded by Wesbanco at their respective fair values as of the date the Merger is completed. The pro forma financial information should be read in conjunction with Wesbanco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and Premier Financial’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which are incorporated by reference herein.

The unaudited pro forma condensed combined financial information set forth below assumes that the Merger was consummated on January 1, 2024 for purposes of the unaudited pro forma condensed combined statements of income and December 31, 2024 for purposes of the unaudited pro forma condensed combined balance sheet and gives effect to the Merger, for purposes of the unaudited pro forma condensed combined statements of income, as if it had been effective during the entire period presented.

These unaudited pro forma condensed combined financial statements reflect the Merger based upon estimated preliminary acquisition accounting adjustments. Actual adjustments will be made as of the effective date of the Merger and, therefore, may differ from those reflected in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial statements included herein are presented for informational purposes only and do not necessarily reflect the financial results of the combined company had the companies actually been combined at the beginning of each period presented. This information has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition of Premier Financial, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined results. The adjustments included in these unaudited pro forma condensed financial statements are preliminary and may be revised. This information also does not reflect the benefits of the expected cost savings, expense efficiencies or any potential balance sheet restructuring, opportunities to earn additional revenue, potential impacts of current market conditions on revenues, or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the Merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future. The unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with and are qualified in their entirety by reference to the historical consolidated financial statements and related notes thereto of Wesbanco and its subsidiaries and of Premier Financial and its subsidiaries. Such information and notes thereto are incorporated by reference herein.

Wesbanco, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2024

	Wesbanco, Inc.	Premier Financial Corp.	Transaction Adjustments(1)			Pro Forma Combined Wesbanco, Inc.
Assets
Cash and cash equivalents	$568,137	$121,489	$(138)	(a	)	$689,488
Equity securities	13,427	4,037	—			17,464
Available for sale securities	2,246,072	1,156,568	—			3,402,640
Held to maturity securities	1,152,760	—	—			1,152,760
Gross loans	12,675,124	6,594,591	(395,160)	(b	)	18,874,555
Allowance for credit losses	(138,766)	(75,688)	(43,251)	(c	)	(257,705)
Goodwill and other intangibles	1,124,016	304,089	338,257	(d	)	1,766,362
Other assets	1,043,528	476,489	42,520	(e	)	1,562,537

Total Assets	$18,684,298	$8,581,575	$(57,772)			$27,208,101

Liabilities and Shareholders’ Equity
Deposits	$14,133,717	$6,849,799	$—			$20,983,516
Other borrowings	1,192,073	507,000	(354)	(f	)	1,698,719
Subordinated and junior subordinated debt	279,308	85,356	(4,902)	(g	)	359,762
Other liabilities	288,919	137,607	57,699	(h	)	484,225

Total Liabilities	15,894,017	7,579,762	52,443			23,526,222
Preferred stock	144,484	—	—			144,484
Common stock	156,985	306	59,564	(i	)	216,855
Capital surplus	1,809,679	690,946	257,029	(j	)	2,757,654
Retained earnings	1,192,091	596,932	(713,179)	(k	)	1,075,844
Treasury stock	(292,244)	(129,553)	129,553	(l	)	(292,244)
Accumulated other comprehensive loss	(220,714)	(156,818)	156,818	(m	)	(220,714)

Total Shareholders’ Equity	2,790,281	1,001,813	(110,215)			3,681,879

Total Liabilities and Shareholders’ Equity	$18,684,298	$8,581,575	$(57,772)			$27,208,101

(1)

See Note B to the notes to the unaudited pro forma condensed combined financial information, Purchase Accounting Adjustments, for additional information and cross-references to the pro forma adjustments.

See notes to the unaudited pro forma condensed combined financial information.

Wesbanco, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2024

	Wesbanco, Inc.	Premier Financial Corp.	Transaction Adjustments(1)		Financing Adjustments(1)			Pro Forma Combined Wesbanco, Inc.
		(Dollars in thousands, except per share amounts)
Interest Income
Loans, including fees	$709,802	$351,182	$91,083	(n)	—			$1,152,067
Securities and other	115,839	41,486	30,023	(o)	—			187,348

Total Interest Income	825,641	392,668	121,106		—			1,339,415
Interest Expense
Deposits	264,901	171,111	—		—			436,012
Other borrowings	82,532	20,288	821	(p)	(11,000)	(t	)	92,641

Total Interest Expense	347,433	191,399	821		(11,000)			528,653

Net Interest Income	478,208	201,269	120,285		11,000			810,762
Provision for credit losses	19,206	2,489	70,665	(v)	—			92,360

Net Interest Income After
Provision for Credit Losses	459,002	198,780	49,620		11,000			718,402
Other Income	127,983	50,211	(5,100)	(u)	—			173,094
Other Expense	401,871	159,314	81,152	(q)	—			642,337

Income Before Income Taxes	185,114	89,677	(36,632)		11,000			249,159
Provision for income taxes	33,604	18,273	(7,693)	(r)	2,310	(r	)	46,494
Preferred stock dividends	10,125	—	—		—			10,125
Net Income Available to Common Shareholders	$141,385	$71,404	$(28,939)		$8,690			$192,540
Earnings Per Share
Basic	$2.26	$1.99	—		—			$2.11
Diluted	$2.26	$1.98	—		—			$2.11
Average Shares Outstanding
Basic	62,589,406	35,679,000	(6,940,896)	(s)	—			91,327,510
Diluted	62,653,557	35,846,000	(7,107,896)	(s)	—			91,391,661

(1)

See Note B to the notes to the unaudited pro forma condensed combined financial information, Purchase Accounting Adjustments, for additional information and cross-references to the pro forma adjustments.

See notes to the unaudited pro forma condensed combined financial information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note A — Basis of Pro Forma Presentation

On July 25, 2024, Wesbanco entered into an agreement and plan of merger (the “Merger Agreement”) with Premier Financial. Under the terms of the Merger Agreement, each share of Premier Financial common stock that was outstanding immediately prior to the effectiveness of the Merger converted into the right to receive 0.80 shares of Wesbanco’s common stock upon effectiveness of the Merger. The receipt by Premier Financial shareholders of shares of Wesbanco common stock in exchange for their shares of Premier Financial common stock is anticipated to qualify as a tax-free exchange. The transaction, which was consummated on February 28, 2025, is valued at approximately $1.0 billion. This value is based on Wesbanco’s closing stock price on February 28, 2025 of $35.07.

The unaudited pro forma condensed combined financial information of Wesbanco’s financial condition and results of operations, including per share data, are presented after giving effect to the Merger. The pro forma financial information assumes that the Merger was consummated on January 1, 2024 for purposes of the unaudited pro forma condensed combined statements of income and on December 31, 2024 for purposes of the pro forma balance sheet and gives effect to the Merger, for purposes of the unaudited pro forma condensed combined statements of income, as if it had been effective during the entire period presented.

The Merger will be accounted for using the acquisition method of accounting; accordingly, the difference between the purchase price over the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed will be recorded as goodwill.

The pro forma financial information includes estimated adjustments to record the assets and liabilities of Premier Financial at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after completion of a final analysis to determine the fair values of Premier Financial’s tangible, and identifiable intangible assets and liabilities as of the closing date.

Funding for the Merger is included in the pro forma adjustments as follows (in thousands):

Fair value of Wesbanco shares issued, net of equity issuance costs	$1,001,462
Stock based compensation to be converted to Wesbanco stock	6,384
Fractional shares paid out in cash	113
Stock options paid out in cash	25

Total purchase price	$1,007,984

Note B — Purchase Accounting Adjustments

The pro forma adjustments include the purchase accounting entries to record the Merger. The excess of the purchase price over the fair value of the net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available. For purposes of this pro forma analysis, fair value adjustments, other than goodwill, are amortized/accreted on either a straight-line basis or under the sum-of-the-years’ digits method over their estimated average remaining lives. Estimated accretion and amortization on borrowings are based on estimated maturity by type of borrowing. When the actual amortization/accretion is recorded for periods following the closing of the Merger, the effective yield method will be used where appropriate. Tax expense related to the net fair value adjustments is calculated at the statutory 21% tax rate for federal income tax purposes.

Included in the pro forma adjustments are estimated core deposit intangibles of $147.9 million. The core deposit intangibles are separate from goodwill and amortized under the sum-of-the-years’ digits method over an estimated average remaining life of ten (10) years. When the actual amount of core deposit intangibles is determined as of the date of acquisition, which may be more or less than the estimated amount, the sum-of-the-years’ digits method will be used to record amortization over the intangibles’ actual lives. Estimated goodwill totaling $494.5 million is included in the pro forma adjustments, and is not subject to amortization, but will be tested for impairment at least annually, or when impairment indicators are identified.

The allocation of the purchase price is as follows (in thousands):

Purchase Price:		Proforma Balance Sheet Cross Reference
Fair value of Wesbanco shares issued net of equity issuance costs	$1,001,462	(i),(j)
Stock based compensation to be converted to Wesbanco stock	6,384	(i),(j)
Fractional shares paid out in cash	113	(a)
Stock options paid out in cash	25	(a)

Total purchase price	1,007,984
Net tangible assets acquired:
Premier Financial’s shareholders’ equity	1,001,813	(i), (j), (k), (l), (m)
Premier Financial’s pre-Merger goodwill and other intangibles	(304,089)	(d)

Total net tangible assets acquired	697,724
Excess of net purchase price over carrying value of net tangible assets acquired	310,260
Estimated adjustments to reflect fair values of acquired assets and liabilities:
Reduction on loans, net of elimination of Premier Financial’s allowance for credit losses (ACL)	367,746	(b),(c)
Estimated core deposit intangible	(147,852)	(d)
Decrease to bank premises and equipment	2,300	(e)
Other acquired assets	15,795	(e)
Decrease in FHLB borrowings	(354)	(f)
Decrease in junior subordinated debt	(4,902)	(g)
Deferred taxes related to fair value adjustments	(48,498)	(e)

Preliminary proforma goodwill resulting from the Merger	$494,495	(d)

The following provides additional details about the methods and assumptions used to determine the pro forma adjustments in the unaudited proforma condensed combined balance sheet and the unaudited proforma condensed combined statements of income. All adjustments are based on current assumptions and/or valuations, which are subject to change.

(a)	Adjustment to record the cash paid for Premier Financial’s fractional shares and stock options.

(b)

Adjustment to loans reflects the estimated interest rate fair value mark on the portfolio of $324.5 million and credit fair value mark related to non-purchased credit-deteriorated (“PCD”) loans of $70.7 million, based on estimates of expected cash flows, resulting in a discount on Premier Financial’s portfolio.

(c)

Adjustment to reflect the elimination of Premier Financial’s ACL totaling $77.2 million, the $49.8 million addition to the ACL for the credit mark for the PCD loans and the day 1 recognition of the ACL related to non-PCD loans of $70.7 million which approximates the credit fair value mark related to non-PCD loans.

(d)

Goodwill and other intangible assets were adjusted to remove Premier Financial’s goodwill and core deposit intangible assets totaling $304.1 million and to record the estimated goodwill and core deposit intangible asset resulting from the Merger of $494.5 million and $147.9 million, respectively.

(e)

Adjustments to other assets represents mortgage servicing rights adjusted to fair value, bank premises and equipment adjusted to appraisals and the recording of the estimated net deferred tax asset resulting from the transaction.

(f)	Adjustment to FHLB borrowings to reflect liquidity and interest rate estimates resulting in a discount.

(g)	Adjustment to subordinated and junior subordinated debt to reflect liquidity and interest rate estimates resulting in a discount on Premier Financial’s debt.

(h)	Adjustment to accrue estimated merger-related expenses expected to be incurred by Wesbanco.

(i)	Adjustment to eliminate Premier Financial’s common stock, and to record the issuance at $2.0833 par value to Premier Financial’s shareholders of 28,738,104 shares of Wesbanco common stock.

(j)	Adjustment to eliminate Premier Financial’s capital surplus, and to record the issuance of 28,738,104 shares of Wesbanco common stock for the purchase of Premier Financial.

(k)

Adjustment to eliminate Premier Financial’s retained earnings, to record the after tax merger costs incurred by Wesbanco and to record the after-tax provision for credit losses of $70.7 million resulting from the non-PCD loan provision for credit losses recorded immediately following the consummation of the merger.

(l)	Adjustment to eliminate Premier Financial’s treasury stock.

(m)	Adjustment to eliminate Premier Financial’s accumulated other comprehensive loss.

(n)	Adjustment to record loan discount accretion of the estimated fair value mark, based on the expected average life of the portfolio.

(o)	Adjustment to record investment securities discount accretion of the estimated fair value mark, based on the expected average life of the portfolio.

(p)	Adjustment to record discount accretion of the estimated fair value mark over the remaining contractual maturity of the underlying instruments stated term.

(q)

Adjustment to record estimated merger related expenses expected to be incurred by Wesbanco and to record amortization of the estimated core deposit intangible (CDI) over its average life of 10 years and remove Premier Financial’s existing amortization of CDI.

(r)	Adjustment to recognize the tax impact of pro forma transaction related adjustments at 21%.

(s)	Adjustment to Premier Financial common shares reflecting the conversion ratio of 0.80 at closing.

(t)	Adjustment to reverse interest expense on borrowings not incurred due to the pro forma payoffs of certain FHLB borrowings at closing.

(u)	Reduction in income due to the impact of lower interchange income on Premier Financial.

(v)	To record the provision for credit losses of $70.7 million resulting from the non-PCD loan provision for credit losses recorded immediately following consummation of the Merger.

Note C — Cost Savings and Merger-Related Costs

Estimated cost savings, expected to approximate 25.6% of Premier Financial’s annualized pre-tax operating expenses, are excluded from this pro forma analysis. Cost savings are estimated to be realized at 75% in the first full year after the acquisition with the remainder expected to be recognized in subsequent years. In addition, certain estimated merger-related costs are not included in the pro forma combined statements of income as they will be recorded in the combined results of income after completion of the Merger and are not indicative of what the historical results of the combined company would have been had the companies been actually combined during the periods presented. Pre-tax merger-related expenses are estimated to total $71.6 million, of which $13.9 million is estimated to be related to Premier Financial pre-acquisition expenses. The merger-related expenses estimated to be incurred by Wesbanco, totaling $57.7 million, are reflected in the proforma financial statements as an acquired liability. See Note B, Purchase Accounting Adjustments, for additional information.